UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 1, 2008

GREENLIGHT CAPITAL RE, LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands

(State or Other Jurisdiction of Incorporation)

001-33493 (Commission File Number)	N/A (IRS Employer Identification No.)

802 West Bay Road The Grand Pavilion P.O. Box 31110 Grand Cayman, Cayman Islands (Address of Principal Executive Offices)	KY1-1205 (Zip Code)

(345) 943-4573
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Greenlight Capital Re, Ltd., incorporated under the laws of the Cayman Islands as an exempted company with limited shares (the “Company”), Greenlight Reinsurance, Ltd., incorporated under the laws of the Cayman Islands as an exempted company with limited shares and a wholly-owned subsidiary of the Company (“Greenlight Re”), and DME Advisors, LP, a Delaware limited partnership (“DME”, and, together, with the Company and Greenlight Re, the “Participants”), entered into an agreement, as of January 1, 2008, pursuant to which the Participants agreed to create a joint venture for the purpose of managing certain jointly held assets of each of the Participants (the “Agreement”). DME is controlled by David Einhorn, the Chairman of the Company's Board of Directors and the president of Greenlight Capital, Inc. The Agreement was entered into simultaneously with a termination agreement relating to the termination of that certain Second Amended and Restated Investment Advisory Agreement dated January 1, 2007 among Greenlight Re, the Company and DME (the “Prior Agreement”), as described below in Item 1.02.

Pursuant to the Agreement, subject to the investment guidelines adopted by Greenlight Re’s Board of Directors, DME, as was the case in the Prior Agreement, shall be empowered: (a) to formulate the overall trading and investment strategy of the Participants and (b) to exercise full discretion in the management of the trading and investment transactions and related activities of the Participants. However, DME shall use commercially reasonable efforts to avoid engaging in any activity or taking any action that would cause Greenlight Re to be treated as engaged in a U.S. trade or business for federal income tax purposes.

The term of the Agreement is January 1, 2008 through December 31, 2010. The Agreement will be renewed automatically for successive three-year terms unless either Greenlight Re or DME notifies the other Participants, at least 90 days prior to the end of the three-year term, of its desire to terminate the Agreement. During the term of the Agreement, neither the Company nor Greenlight Re shall engage an investment advisor other than DME (or an affiliate of DME) to manage its investable assets (as defined in the Agreement). Additionally, the Company and Greenlight Re have agreed to use commercially reasonable efforts to cause each of their respective current and future subsidiaries to enter into similar agreements.

As in the Prior Agreement, DME will receive two forms of compensation:

•	a 1.5% annual fee, payable monthly based on the capital account balance of such Participant, excluding assets held in Regulation 114 Trusts; and
•	performance compensation based on the positive performance change in such Participant’s capital account equal to 20% of net profits calculated per annum, subject to a loss carryforward provision.

The loss carryforward provision allows DME to earn a reduced incentive fee of 10% on profits in any year subsequent to the year in which a Participant’s capital account (other than DME) incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned.

The Company and Greenlight Re have agreed to release DME and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the Agreement, subject to certain exceptions. Furthermore, DME and its affiliates have agreed to indemnify the Company and Greenlight Re against any liability incurred in connection with certain actions.

The Company and Greenlight Re may terminate the Agreement prior to the expiration of its term only ‘‘for cause,’’ which the Agreement defines as:

•	a material violation of applicable law relating to DME’s advisory business;
•	DME’s gross negligence, willful misconduct or reckless disregard of its obligations under the advisory agreement;
•	a material breach by DME of Greenlight Re’s investment guidelines that is not cured within a 15-day period; or
•	a material breach by DME of its obligations to return and deliver assets as we may request.

The foregoing summary is qualified in its entirety by reference to the actual Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 1.02 Termination of a Material Agreement

Concurrent with the execution of the Agreement, each of the Participants terminated the Prior Agreement, with certain provisions surviving.

The foregoing summary is qualified in its entirety by reference to the actual termination agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHBIT NUMBER	DESCRIPTION
10.1	Agreement by and among Greenlight Reinsurance, Ltd., Greenlight Capital Re, Ltd. (for limited purposes) and DME Advisors, LP dated as of January 1, 2008
10.2	Termination Agreement by and among Greenlight Reinsurance, Ltd., Greenlight Capital Re, Ltd. and DME Advisors, LP dated as of January 1, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2008	GREENLIGHT CAPITAL RE, LTD.
	By:	/s/ Tim Courtis
Tim Courtis Chief Financial Officer